Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Daniel Greenberg, Chairman and CEO	Roger Pondel/Laurie Berman
Electro Rent Corporation	PondelWilkinson Inc.
818-786-2525	310-279-5980
pwinvestor@pondel.com

Electro Rent Reports Fiscal 2013 Fourth Quarter and Full Year Financial Results

VAN NUYS, Calif. – August 14, 2013 – Electro Rent Corporation (Nasdaq: ELRC) today reported financial results for the fourth quarter and full year ended May 31, 2013.

“We finished fiscal 2013 with all of our rental businesses showing gains, and our used sales equipment business growing meaningfully,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “Globally, we continued to make good progress. Domestically, our telecom unit generated healthy growth. As sequestration became an ongoing reality, demand for RF microwave test and measurement equipment, a key component of our inventory, was impacted. Events this fall in Washington should hopefully provide a clearer idea of the role research and development will play both in defense spending and in other sectors of the economy.”

Total revenues for the fourth quarter of fiscal 2013 were $60.4 million, compared with $68.2 million last year. Rental and lease revenues increased 5.0% to $35.5 million for the fourth quarter of fiscal 2013, up from $33.8 million a year ago. Sales of equipment and other revenues amounted to $24.9 million for the most recent fourth fiscal quarter, compared with $34.4 million last year.

Selling, general and administrative expenses equaled $14.9 million, or 24.7% of total revenues, for the fourth quarter of fiscal 2013, compared with $13.9 million, or 20.5% of total revenues, for the corresponding quarter last year. The increase principally related to the continuing enhancement of Electro Rent’s sales and sales support organizations, and its administrative infrastructure, to allow the company to better capitalize on future growth opportunities. Total operating expenses were $50.6 million for the fiscal 2013 fourth quarter, versus $58.0 million last year.

Operating profit for fourth quarter of fiscal 2013 totaled $9.8 million, or 16.2% of total revenues, compared with $10.2 million, or 14.9% of total revenues, a year ago.

Net income was $6.4 million, or $0.26 per diluted share, for fourth quarter of fiscal 2013, versus $6.3 million, or $0.26 per diluted share, for the same quarter last year.

Fiscal 2013 total revenues were $248.7 million, versus $248.6 million for the prior fiscal year. Rental and lease revenues for fiscal 2013 increased 5.3% to $136.6 million from $129.7 million last year. Equipment sales and other revenues equaled $112.1 million for fiscal 2013, compared with $118.8 million for fiscal 2012.

Selling, general and administrative expenses totaled $56.5 million, or 22.7% of total revenues, for fiscal 2013, compared with $53.3 million, or 21.4% of total revenues, last year. Total operating expenses for fiscal 2013 were $212.0 million, versus $212.5 million for fiscal 2012.

Fiscal 2013 operating profit was $36.7 million, or 14.8% of total revenue, up from $36.1 million, or 14.5% of total revenue, for the prior-year period.

Net income for the fiscal 2013 full year amounted to $22.8 million, or $0.94 per diluted share, versus $25.8 million, or $1.07 per diluted share, for fiscal 2012, which included a one-time bargain purchase gain of $3.4 million, or $0.14 per diluted share, associated with the acquisition of Equipment Management Technology (EMT).

The company’s effective tax rate was 35.0% for the fourth quarter of fiscal 2013, compared with 39.5 % for the fourth quarter of fiscal 2012. The change primarily related to a reduction in foreign losses, for which there is a 100% valuation allowance, and lower state taxes resulting from income apportionment revisions. For fiscal 2013, the company’s effective tax rate was 38.7%, compared with 35.6% for fiscal 2012. The increase resulted from the bargain purchase gain recorded for fiscal 2012. Bargain purchase gains are recorded net of deferred taxes and are treated as permanent differences, resulting in a lower effective tax rate in the period recorded.

Rental equipment additions for the fiscal 2013 fourth quarter were $16.2 million, compared with $19.1 million last year. Rental equipment additions for the full fiscal 2013 year were $63.5 million, versus $113.2 million for the full fiscal 2012 year, including $15.8 million of rental equipment acquired in connection with the company’s EMT acquisition. The book value of Electro Rent's equipment was $234.9 million at May 31, 2013, compared with $243.2 million at May 31, 2012.

Electro Rent had a sales order backlog for test and measurement equipment relating to its Agilent resale agreement of $7.6 million at May 31, 2013, versus $8.4 million last year, primarily resulting from shorter manufacturing lead times and a decrease in new sales orders reflecting lower demand. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.8 million for the fourth quarter of fiscal 2013 and $43.8 million for the full fiscal year, which included a special dividend of $1.00 per common share. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 4.5% yield on the August 13, 2013 closing share price of $17.62.

Total shareholders' equity at May 31, 2013 was $228.5 million, or $9.52 per share, compared with $248.1 million, or $10.34 per share, at May 31, 2012.

Electro Rent’s cash and cash equivalents balance grew to $10.4 million at May 31, 2013, compared with $9.3 million at May 31, 2012. Bank borrowings at May 31, 2013 were $10.0 million, down from the fiscal 2013 high of $23.0 million in December 2012, when the company paid its special dividend. There were no bank borrowings at May 31, 2012.

“Over the last several years, Electro Rent has built considerable intellectual capital, an industry-leading equipment pool, and a strong and flexible balance sheet, giving us confidence in our ability to operate soundly, regardless of external challenges,” Greenberg said. “We will continue to adapt to marketplace changes and build our business for the long-term, while keeping customers’ needs our strongest priority. In a more positive climate, opportunities should emerge that will allow Electro Rent’s customers to utilize our many resources as part of their forward planning.”

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor" Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect Electro Rent’s management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "expect" and "will" and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2013	2012	2013	2012

Revenues:
Rentals and leases	$35,514	$33,812	$136,591	$129,737
Sales of equipment and other revenues	24,852	34,370	112,140	118,817

Total revenues	60,366	68,182	248,731	248,554

Operating expenses:
Depreciation of rental and lease equipment	14,335	14,073	56,795	53,651
Costs of rentals and leases, excluding depreciation	4,137	4,119	17,788	17,320
Cost of sales of equipment and other revenues	17,210	25,865	80,894	88,247
Selling, general and administrative expenses	14,914	13,948	56,543	53,250

Total operating expenses	50,596	58,005	212,020	212,468

Operating profit	9,770	10,177	36,711	36,086

Gain on bargain purchase, net of deferred taxes	-	-	-	3,435

Interest income, net	58	157	402	484

Income before income taxes	9,828	10,334	37,113	40,005

Income tax provision	3,436	4,081	14,359	14,233

Net income	$6,392	$6,253	$22,754	$25,772

Earnings per share:
Basic	$0.26	$0.26	$0.94	$1.07
Diluted	$0.26	$0.26	$0.94	$1.07

Shares used in per share calculation:
Basic	24,240	23,988	24,226	23,983
Diluted	24,306	24,197	24,269	24,152

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (in thousands, except share numbers)

	May 31,
	2013	2012
ASSETS

Cash and cash equivalents	$10,402	$9,290
Accounts receivable, net of allowance for doubtful accounts of $457 and $522	34,350	35,915
Rental and lease equipment, net of accumulated depreciation of $224,397 and $204,108	234,856	243,173
Other property, net of accumulated depreciation and amortization of $18,873 and $17,832	13,826	13,871
Goodwill	3,109	3,109
Intangibles, net of amortization of $1,468 and $1,304	1,037	1,201
Other	21,346	23,272
	$318,926	$329,831

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Bank borrowings	$10,000	$-
Accounts payable	7,479	8,555
Accrued expenses	15,866	11,870
Deferred revenue	7,292	6,904
Deferred tax liability	49,740	54,371
Total liabilities	90,377	81,700

Commitments and contingencies

Shareholders' equity:
Preferred stock, $1 par - shares authorized 1,000,000, none issued or outstanding	-	-
Common stock, no par - shares authorized 40,000,000; issued and outstanding 2013 - 23,995,626; 2012 - 23,987,826	37,724	36,179
Retained earnings	190,825	211,952
Total shareholders' equity	228,549	248,131
	$318,926	$329,831